EXHIBIT 4.2

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED

THIRD PARTY SECURITY AGREEMENT: SPECIFIC RIGHTS TO PAYMENT

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED THIRD PARTY SECURITY AGREEMENT: SPECIFIC RIGHTS TO PAYMENT (this “Amendment”) is entered into effective as of April 15, 2016, by and between ASSOCIATED INSURANCE COMPANY FOR EXCESS, an Arizona corporation (“Owner”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

A. Barrett Business Services, Inc., a Maryland corporation (“Borrower”), is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated December 29, 2014, as amended from time to time (the “Credit Agreement”).

B. Owner is a wholly-owned subsidiary of Borrower and a captive insurance company duly licensed by the Department of Insurance of the State of Arizona.

C. Pursuant to the Credit Agreement, Owner and Bank entered into that certain Second Amended and Restated Third Party Security Agreement: Specific Rights to Payment dated December 29, 2014, as may be amended from time to time (the “Security Agreement”), pursuant to which Owner granted to Bank a security interest in certain collateral, as more fully described in the Security Agreement, to secure a portion of Borrower’s obligations under the Credit Agreement.

D. Owner and Bank have agreed to certain changes in the terms and conditions set forth in the Security Agreement and have agreed to amend the Security Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions described herein, the parties hereto agree that the Security Agreement shall be amended as follows; provided, however, that nothing shall terminate any security interests, guaranties, subordinations or other documents in favor of Bank, all of which shall remain in full force and effect unless expressly amended hereby:

1. Amendment to Section 1. Section 1 of the Security Agreement is hereby deleted in its entirety, and the following substituted therefor:

“1. GRANT OF SECURITY INTEREST. As security for the payment of all Indebtedness of Borrower to Bank arising under or in connection with the Insurance Letters of Credit (as that term is defined in the Credit Agreement) and all extensions, renewals or modifications thereof, and restatements or substitutions therefor issued subject to the terms of the Credit Agreement and that certain Standby Letter of Credit Agreement (Credit Agreement/Loan Agreement Version) between Borrower and Bank, dated as of September 18, 2012, as may be amended from time to time (the “Letter of Credit Agreement”), Owner hereby grants and transfers, and reconfirms its prior grant and transfer, to Bank a security interest in the following accounts, deposit accounts, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles, software, letter of credit rights, health-care insurance receivables and other rights to payment (collectively called “Collateral”):

Deposit account number 3166563936 at Bank, whether held in Owner or Borrower’s name or as a Bank collateral account for the benefit of Owner or Borrower, any sub-account thereunder or consolidated therewith (the “Account” and, together with all renewals, replacements or substitutions therefore, including any account resulting from a renumbering or other administrative re-identification thereof, collectively, the “Accounts”), and all amounts from time to time on deposit the Accounts and all interest thereon;

and all renewals thereof, including all securities, guaranties, warranties, indemnity agreements, insurance policies, supporting obligations and other agreements pertaining to the same or the property described therein, together with whatever is receivable or received when any of the Collateral or proceeds thereof are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (hereinafter called “Proceeds”). The word “Indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.”

2. Miscellaneous. Except as specifically provided herein, all terms and conditions of the Security Agreement shall remain in full force and effect, without waiver or modification. All terms defined in the Security Agreement shall have the same meaning when used in this Amendment. This Amendment and the Security Agreement shall be read together, as one document. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Amendment.

3. Reaffirmation. Owner hereby remakes all representations and warranties contained in the Security Agreement and reaffirms all covenants set forth therein.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first written above.

ASSOCIATED INSURANCE COMPANY FOR EXCESS		WELLS FARG O BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas J. Carley	By:	/s/ Julie Wilson
Name:	Thomas J. Carley	Name:	Julie Wilson
Title:	Treasurer	Title:	Vice President

2